Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA BIOPHARMA ANNOUNCES PATENT ISSUED FOR TREATING HEART

FAILURE PATIENTS WITH BUCINDOLOL BASED ON GENETIC TESTING

Revised Request for FDA Special Protocol Assessment for GencaroTM Development in

Genotype-defined Heart Failure Population Submitted

Broomfield, CO, March 26, 2010 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically targeted therapies for heart failure and other cardiovascular diseases, today announced that the U.S. Patent and Trademark Office (USPTO) has issued a patent on methods of treating heart failure patients with bucindolol based on genetic testing. The patent (USP# 7,678,824) entitled “Methods for Treatment with Bucindolol Based on Genetic Targeting,” provides protection in the United States for this novel approach to treating patients with heart failure, one of the largest health care problems in the United States and the rest of the world. ARCA had previously announced the notice of allowance of this patent. Industry sources estimate that approximately 5.7 million Americans have heart failure and nearly 670,000 new patients are diagnosed annually. In addition, heart failure is the underlying reason for approximately 12 to 15 million annual visits to physicians, 6.5 million annual hospital days and over $37 billion in direct and indirect healthcare costs in the United States.

“We are obviously pleased with the USPTO’s issuance of this patent which we believe will extend our pharmacogenetic intellectual property protection around bucindolol and, if approved for marketing, provide Gencaro market exclusivity into 2025,” said Michael R. Bristow, President and Chief Executive Officer of ARCA. “Chronic heart failure continues to be a major health care problem, and among the challenges to improving care is the uncertainty of patient responses to drug treatment. We believe that a new heart failure therapy that includes a simple test to identify a substantial subpopulation of patients more likely to benefit has the potential to help alleviate some of the problems encountered with the current standard of practice.”

On March 25, 2010, ARCA submitted a revised clinical study protocol for review under the U.S. Food and Drug Administration’s (FDA) Special Protocol Assessment (SPA) process for the design of a clinical trial to assess the safety and efficacy of Gencaro in approximately 3,200 patients with chronic heart failure who have the genotype that appears to respond most favorably to Gencaro. An SPA is an agreement with the FDA that the proposed trial protocol design, clinical endpoints and statistical analyses are acceptable to support regulatory approval. Any proposed trial protocol must be reviewed and agreed upon with the FDA and the final trial protocol may be significantly different from the Company’s SPA submission. If ARCA obtains sufficient funding and FDA approval of the SPA, ARCA currently expects it could begin the proposed clinical trial approximately one year after such funding and approval. The FDA has previously designated as a Fast Track development program the investigation of Gencaro for the reduction of cardiovascular mortality and cardiovascular hospitalizations in a genotype-defined heart failure population.

About GencaroTM

GencaroTM (bucindolol hydrochloride) is a pharmacologically unique beta-blocker and mild vasodilator being developed for the treatment of chronic heart failure (HF). Gencaro is an oral tablet formulation, dosed twice daily. Gencaro is considered part of the beta-blocker class because of its property of blocking beta-1 as well as beta-2 receptors in the heart, preventing these receptors from binding with other molecules that would otherwise activate the receptor. Because of its mild vasodilator effects, the Company believes Gencaro is well-tolerated in patients with advanced HF.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for heart failure and other cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for heart failure. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted heart failure treatment. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the issuance of, and protection provided by, U.S. Patent 7,678,824 entitled “Methods for Treatment with Bucindolol Based on Genetic Targeting.” and statements regarding the timing and outcome of the Company’s SPA submission; regulatory review and potential approval of the Company’s New Drug Application for Gencaro; the prospects for ARCA’s providing sufficient information in a timely manner as requested in the FDA’s Complete Response Letter; and the Company’s ability to fund future operations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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